Exhibit 10.11

Contract Number: FS001

Party A:

K-Mark Technology Limited

Registered address: Unit A, 7/F., Mai On Industrial Building, 17-21 Kun Yip Street, Kwai Chung,

New Territories, Hong Kong

Party B:

Fully Starise Limited

Registered address: Flat F, 12/F., Block 1, Golden Dragon Industrial Centre, 152 Tai Lin Pai

Road, Kwai Chung, New Territories, Hong Kong

Whereas, Party B agrees to provide Party A with manufacturing services for toy products. Party B, as Party A’s contract manufacturer, agrees to provide Party A with related toy products (hereinafter referred to as “products” or “goods”), in accordance with corresponding order from Party A. Both of the parties hereto agree to enter into and sign the contract under the terms and conditions stipulated as follows:

Section 1: Appointment and Order

Article 1

Party A hereby appoints Party B as its contract manufacturer to provide production services under the contract. Party B hereby accepts this appointment and agrees to provide Party A with manufacturing services for toy products.

Article 2

The contract will be in effect for 4 years as from 1 January 2025 to 31 December 2028.

Article 3

The contract or any provision of the contract may be construed as the establishment of a cooperative relationship hereof.

Article 4

Party B shall provide Party A with sufficient, accurate, and appropriate services.

Article 5

Party A appoints Party B to provide production services for Party A. Within the service provided period, except for otherwise agreed between the parties, the raw materials and fittings shall be provided by Party B to Party A in accordance with the production requirements and production purposes of Party A.

Article 6

Party A shall place orders with Party B in written form, including but not limited to fax, email, or other written forms. If Party B fails to confirm the order or replies that it fails to meet the order, Party A may amend the order, and Party B’s delivery shall be subject to the order amended hereto.

Article 7

Party B shall, in accordance with both of the parties’ order confirmation, organize production and preparations for delivery of the products.

Article 8

Party A shall be entitled to entrust any third party to place such order with Party B, and Party B undertakes corresponding liabilities for such order under the contract.

Article 9

The trading conditions agreed in the order shall be subject to the “International Rules for Interpretation of Trade Terms” (INCOTERMS 2000) provisioned by the International Chamber of Commerce (ICC).

Section 2: Outsourcing

Article 10

Party B may, upon Party A’s prior consent in writing, entrust Party A’s order, or part of the order, or the process of production to a third party.

Article 11

Party B shall timely and fully inform the manufacturer of quality management information, including Party A’s quality requirements, testing standards, testing methods, etc., and urge the third party as manufacturer to execute. Party B shall be jointly and severally liable for the quality of the product manufactured by the third party.

Section 3: Quality Assurance

Article 12

Party B shall deliver all the products ordered to Party A, upon Party A’s quality requirements, including, but not limited to appearance, structure, performance, security, environmental protection, etc., and Party B shall guarantee to provide Party A with qualified products.

Article 13

Party A shall determine in its sole discretion whether the products appointed for production fulfill requirements. Party B shall be entitled to provide suggestions in good faith of products based on the understanding of manufacturing requirements and purposes of Party A; however, Party A shall have sole discretion.

Article 14

Physical form, packaging, and way of transportation, etc., of the products delivered by Party B shall be made available at the time of publication.

Article 15

Party A shall be entitled to, through friendly negotiation with Party B, decide physical form, quantum packaging, specification, and way of transportation, etc., of the products ordered by Party B. In case any content is to be altered, Party B shall request Party A’s prior consent.

Section 4: Definition of Quality Problem, Quality Standard, Testing Method & Troubleshooting of Quality Problems

Article 16

Party A shall be entitled to execute the acceptance test for the products ordered (hereinafter referred to as the acceptance test). Party B shall guarantee all the products provided meet all the requirements of drawings or other technical or quality documents, confirmed by both of the parties.

Article 17

The quality standards and technical requirements of the product ordered shall be subject to drawings, specifications, and samples provided by Party A, or the drawings, specifications, and samples provided by Party B and confirmed by Party A. In case of any alteration of technical or quality requirements, etc., Party A shall notify Party B to confirm and carry out.

Article 18

Party B shall ensure the product provided does not bring any negative effect on Party A’s production and sales activities, and, in case of any damage to the products provided by Party A due to Party B’s fault, any failure or delay to any order of Party A’s customer due to any malfunction, damage, or production of relevant equipment, Party B shall be liable for all compensations herefrom.

Article 19

If unqualified, Party A shall inform Party B of corresponding results in writing, and Party B shall, within the specified time by Party A, provide Party A with substitutes or process under Party A instructions. Party A shall investigate, analyze, and handle quality problems and inform Party A in writing.

Article 20

In case any of the products provided by Party B is unqualified in Party A’s purchasing inspection, Party A shall be entitled to handle by any of the following methods:

Return Processing: Party B shall, within three days upon the receipt of the notice on return from Party A, confirm and handle at Party A’s correspondingly. If Party B fails to transact relevant procedures to return exceeding the foregoing specified duration (exceeding 2 days), Party A shall be entitled to deduct the remaining amount of information that will be received by Party A.

Rework after Selection: If any of the rejects reworked is qualified by Party A, Party A shall transact with all procedures for acceptance and warehousing; otherwise, Party A shall be entitled to immediately return.

Lower Inspection Standard: If Party A agrees to lower the inspection standard upon Party B’s request, so as not to infuse customer’s delivery, Party A shall be entitled to inform Party B of a discount.

Article 21

In case of any reject discovered by Party A during acceptance test or subsequent production or by end-user, Party A shall be entitled to deduct a sum of money equal to the amount of the reject from Party B’s payment; and, if prepaid, Party A shall be entitled to claim for a refund. Party A shall be entitled to immediately require replacement of goods or to select any right endowed under laws.

Section 5: Business Secret & Proprietary Information

Article 22

The contract and all annexes hereto are of business secrets.

Article 23

Either of the parties may disclose its proprietary information to the other party on a confidential basis. Either of the parties shall undertake the confidentiality liabilities for the other party.

Article 24

If either of the parties (the receiving party) may obtain any information in whatever form transmitted relating to business, technology, products, financial condition, vendors, partners, customers, and/or other matters which have significant aspects to the business of the disclosing party (proprietary information) from the other party hereto (the disclosing party), the receiving party shall:

Treat all such information as confidential;

Use such proprietary information only for the purpose contemplated in the contract;

Protect such proprietary information, whether in storage or in use, with the same degree of care the receiving party uses to protect its own proprietary information against public disclosure, but in no case with less than reasonable care; and

Not disclose such proprietary information to any third party except to such employees of the receiving party who need to know such proprietary information for the purpose of effectuating the contract and who have been informed of the confidential nature of such proprietary information.

Article 25

The proprietary information shall include, but not be limited to:

Transaction secrets of Party A, including the production, supply, and sales channels, customer lists, sales intentions, purchase prices or negotiation prices, products capability, quality, quantity, and delivery dates;

Operation secrets of Party A, including managerial principles, investment decision intentions, product and service prices, market analysis, and advertising strategy;

Management secrets of Party A, including financial materials, personnel materials, and logistics materials;

Technical secrets of Party A, including the product designs, product drawings, production moulds, testing reports, technical index, samples, operation blueprints, engineering design drawings, manufacturing process, manufacturing technology, computer programs, technical data, patents, technology, scientific research achievements, and relevant correspondences.

Article 26

If the receiving party needs to disclose proprietary information to any third party that is not affiliated with it, the receiving party shall confirm the third party agrees to undertake the confidential obligations under the contract and shall bear the joint and several liability for the confidential liability of the third party and its corresponding consequence.

Article 27

The proprietary information shall be deemed as the disclosing party’s property; and, once the disclosing party requests, the other party shall return all the information to the disclosing party in the form of a carrier or destroy it as the disclosing party required. If either of the parties loses the proprietary information disclosed without the other party’s prior consent, the other party shall be immediately informed and make reasonable efforts to claim missed or mistakenly disclosed proprietary information. The disclosing party shall be entitled to claim for the other party’s compensation liabilities.

Section 6: Intellectual Property

Article 28

Party B shall guarantee the products provided for Party A have no defect, and no body may claim against Party A for infringement of Party A’s intellectual property arising from sales and use of products in the area. Otherwise, Party A shall be entitled to claim for a penalty for breach of the contract, which is an amount two times as the total value of the products.

Article 29

Intellectual property of product design, drawing, sample, standard or format design, etc., provided by Party A shall belong to Party A, and Party B may not use it for purposes other than the production of the products provided by Party A or by any third party without Party A’s prior consent. Otherwise, Party A shall be entitled to claim for a penalty for breach of the contract, with an amount four times as the total value of the products.

Article 30

Party B shall bear the joint and several liability for the third party as the manufacturer to implement the contents of the contract.

Article 31

Party B shall not provide other companies with any product of the same type or brand as those provided for Party A and/or Party A’s associated companies in any form, including the supply of goods, technology, support, provision of raw materials, location, facilities, etc.

Article 32

Party B shall not directly or indirectly provide Party A’s customer or associated company, or end up with any service in any form, including the supply of goods, technical support, provision of raw materials, location, facilities, etc.

Article 33

In case of any of the conditions between Party B and its existing customers as Articles 33 & 34, Party B shall immediately inform Party A in writing.

Section 7: Breach of Contract

Article 34

Unless otherwise defined herein, if either of the parties breaches any provision hereof, the other party shall notify the defaulting party to correct such breach in writing within 15 days from the date of such notice. If the defaulting party fails to comply with such notice, the other party shall be entitled to terminate the contract.

Article 35

Termination of the contract, for whatever reason, may not prejudice or affect the accrued rights, claims, and liabilities of either party to the contract.

Article 36

If Party B breaches any provisions of the contract within the performance period hereof, Party A shall be entitled to immediately terminate the contract and require Party B to pay a penalty for breach of the contract.

Article 37

If either party breaches the contract, the defaulting party shall bear all the expenses incurred by the other party due to the breach of the defaulting party, such as court fees, lawyer fees, investigation charge, notarization fees, travel expenses, etc., and shall still bear the liabilities for breach of the contract agreed herein.

Section 8: Other Clauses

Article 38

Neither party may be liable in default under this contract in the event that the performance or observance of its obligations is prevented or delayed by any circumstance beyond its control, including but not limited to an act of God, war, riot, strike, lock-out or other industrial or trade dispute, fire, flood, tempest, unavoidable accident, or act of Government.

Article 39

Either party hereto may terminate the contract in the event that the other party abandons its business, becomes insolvent, commits an act of bankruptcy or admits in writing its inability to pay its debts as they mature, is adjudged a bankrupt, makes a general assignment for the benefit of creditors, or if the receiver is appointed for all or substantially of its property. And, the guarantor shall undertake guarantor liabilities hereto.

Article 40

The failure of either party hereto to enforce any provision of this contract shall not constitute a waiver of any prior, concurrent, or subsequent breach of the same or any other provision hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

Article 41

This contract may not be assigned by either party without the written approval of the other party; provided, however, that either party may assign the contract without prior approval to an affiliate or controlled subsidiary if such affiliate or subsidiary shall have become a party to the contract and consented to be bound by the terms and conditions hereof.

Article 42

If any term of the contract is held by a court of competent jurisdiction to be invalid or unenforceable, then this contract, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

Article 43

The contract may, upon both of the parties’ written consent, be amended.

Article 44

Written documents hereof may be delivered in any form of email, fax, mail, or in person. If delivered in the form of email or fax, they shall be deemed to have been already delivered at the time they enter into the receiving party’s data message system; and, if mailed, they shall be deemed to have been already delivered since the sixth business day from the date of mailing.

Article 45

The contract is subject to the laws of the People’s Republic of China (excluding those of Hong Kong, Macau, and Taiwan). In case of any dispute on or arising from the contract, it shall be submitted to the competent People’s Court with jurisdiction in the place where this contract is signed.

Article 46

The contract constitutes the entire agreement between the parties in respect of the matters dealt with herein. All previous agreements, understandings, and representations, whether written or oral between the parties, have been superseded by the contract unless herein expressly specified or allowed.

Article 47

This contract is executed in two counterparts, each of the parties shall hold one.